                                                            Exhibit 11

                   BELL ATLANTIC CORPORATION AND SUBSIDIARIES
                    Computation of Per Common Share Earnings
                (Dollars in Millions, Except Per Share Amounts)

                                                        Three months
                                                        ended March 31,
                                                 ------------------------------
                                                    1994             1993
                                                 -------------  ---------------
Income Before Extraordinary Item and
  Cumulative Effect of Changes in Accounting
  Principles.................................    $   395.9      $      372.2
Extraordinary Item...........................         (6.7)            (23.2)
Cumulative Effect of Changes in Accounting
 Principles..................................           --             (19.8)
                                                 ------------   --------------
Net Income...................................    $   389.2      $      329.2
                                                 ============   ==============

Earnings Per Common Share
- - ---------------------------
Weighted Average Shares
  Outstanding................................     436,299,626      434,500,024
Incremental Shares From Assumed Exercise of
  Stock Options and Payment of Performance
  Share Awards...............................       1,041,399        1,040,387
                                                 ------------   --------------
Total Shares.................................     437,341,025      435,540,411
                                                 ============   ==============

Income Before Extraordinary Item and
  Cumulative Effect of Changes in Accounting
  Principles................................     $        .91   $          .85
Extraordinary Item...........................            (.02)            (.05)
Cumulative Effect of Changes in Accounting
 Principles..................................              --             (.04)
                                                 ------------   --------------
Net Income...................................    $       . 89   $          .76
                                                 ============   ==============

Fully Diluted Earnings Per
 Common Share*
- - ---------------------------
Weighted Average Shares
 Outstanding.................................     436,299,626      434,500,024
Incremental Shares From Assumed Exercise of
  Stock Options and Payment of Performance
  Share Awards...............................       1,041,399        1,174,011
                                                 ------------   --------------
Total Shares.................................     437,341,025      435,674,035
                                                 ============   ==============

Income Before Extraordinary Item and
  Cumulative Effect of Changes in Accounting
  Principles.................................    $       . 91   $          .85
Extraordinary Item...........................            (.02)            (.05)
Cumulative Effect of Changes in Accounting
 Principles..................................              --             (.04)
                                                 ------------   --------------
Net Income...................................    $        .89     $        .76
                                                 ============   ==============


*Fully diluted earnings per share calculation is presented in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because it results in dilution of less than 3%.